Public Policy Holding Company, Inc. Announces Q2 2026 Financial Results
Continued Revenue Growth and Disciplined M&A Execution in First Half of 2026; Raises Full Year 2026 Guidance to Reflect Recent Acquisitions

•H1 2026 revenue growth of 16.3% with organic revenue growth of 4.4%, compared to H1 2025
•Completed one acquisition in H1 2026; post-period, completed two acquisitions
•Dividend of $7.0 million paid in Q2 on 2025 results, one of two semi-annual payments
•Net Debt remains low at $5.2 million in Q2 (Q1: $1.8 million)
WASHINGTON, DC – August 10, 2026 (GLOBE NEWSWIRE) – Public Policy Holding Company, Inc. ("PPHC," "Company," "Group") (Nasdaq: PPHC and AIM: PPHC.L), a leading global strategic communications provider offering a comprehensive range of advisory services in the areas of Government Relations, Corporate Communications, and Public Affairs, today reported unaudited financial results for the quarter ended June 30, 2026 ("Q2 2026").
Q2 2026 Financial Highlights
•Revenue increased 7.3% over Q2 2025 to $52.1 million
•Organic revenue growth of 3.9% over Q2 2025
•GAAP net loss of $3.7 million, an improvement of 34.8% compared to $5.7 million in Q2 2025
•Adjusted EBITDA of $12.3 million, down 4.4% over Q2 2025, achieved at a 23.5% margin; — reflecting a particularly strong prior-year comparable period, incremental public company costs incurred following the January 2026 U.S. IPO, and, to a lesser extent, a shift in business mix
•Adjusted Net Income of $10.6 million, down 11.0% over Q2 2025
•GAAP basic and diluted loss per share of $0.19 an improvement as compared to $0.44 in Q2 2025
•Adjusted EPS, fully diluted of $0.34 compared to $0.45 in Q2 2025, reflecting the higher share count following January 2026 U.S. IPO
H1 2026 Financial Highlights
•Revenue increased 16.3% over H1 2025 to $102.3 million
•Organic Revenue growth of 4.4% over H1 2025
•GAAP Net Loss of $15.2 million compared to $16.3 million in H1 2025
•Adjusted EBITDA of $23.4 million, up 9.3% over H1 2025, achieved at a 22.9% margin
•Adjusted Net Income of $17.9 million, up 15.3% over H1 2025
•GAAP Basic and diluted loss per share of $0.68 an improvement as compared to $1.06 in H1 2025
•Adjusted EPS, fully diluted of $0.59 compared to $0.60 in H1 2025, reflecting the higher share count following the January 2026 U.S. IPO
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Incl. M&A expense, Adjusted net income, Adjusted EPS, fully diluted, Organic Revenue Growth and Adjusted Free Cash Flow, are non-GAAP financial measures, as defined and reconciled to the nearest related GAAP measure below.
Stewart Hall, CEO of PPHC, commented:
"Our performance in the first half of 2026 demonstrates the strength of the platform we have built. Our clients operate in an increasingly complex political, regulatory and reputational environment; one in which swift access to senior, integrated counsel across multiple spheres of influence matters more than ever. Our strategy of building a diversified yet complementary group of firms, offering premier counsel across key US and European markets, differentiates PPHC and continues to win us high-value mandates.

"The first half reflected that positioning, with H1 revenue and profit growth year-over-year and continued momentum across the business. Our revenue base remains highly diversified, and we ended the period serving approximately 1,500 clients, including representations of approximately half of the Fortune 100. We now cover every area in strategic communications across our key global markets, providing a strong foundation for further organic growth. At the same time, our pipeline of acquisition opportunities and of senior talent remains strong. With a growing and resilient platform and an active M&A program, we enter the second half with confidence."

Roel Smits, CFO of PPHC, Commentary and Financial Guidance:
"PPHC enters the second half of 2026 from a position of financial strength. Our first-half performance reflects continued revenue growth, Adjusted EBITDA growth with margins improving sequentially from Q1 to Q2, while the proceeds from our U.S. IPO have enhanced our ability to execute on our acquisition strategy. We continue to manage the business back towards our 25% Adjusted EBITDA margin target as recently acquired businesses scale and as we absorb the first full year of U.S. public company costs. We remain focused on balancing investment in future growth with profitability, and we are pleased to raise our full-year guidance to reflect the contribution from acquisitions completed and announced during the year. With a strong balance sheet, recurring client relationships and a robust acquisition pipeline in North America, UK, and mainland Europe. We believe PPHC is well positioned to continue creating value for shareholders."
Financial Outlook
For full year 2026, PPHC is raising its guidance to reflect the expected in-year contribution of the acquisitions completed and announced in YTD 2026:
•Revenue in the range of $213 million to $216 million (previously $205 million to $209 million)
•Adjusted EBITDA in the range of $48.5 million to $50.5 million (previously $46 million to $48 million), reflecting an adjusted margin between 22.5% and 23.5% (previously 22% to 23%)
•Organic Revenue Growth of approximately 5%, unchanged
The increase in guidance is attributable to completed and announced acquisitions; the Company's outlook for the underlying business is unchanged. Guidance continues to exclude the impact of any future acquisitions. The Company does not provide a reconciliation of forward-looking non-GAAP measures to the most directly comparable GAAP measures because the reconciling items, including acquisition-related charges, share-based accounting charges and changes in the fair value of contingent consideration, cannot be reasonably predicted without unreasonable effort.
Operational Highlights
•Significant progress in line with the Group’s stated growth strategy, with earnings-accretive acquisitions and senior hires adding complementary services and expertise for the Group’s international client base:
•Completed the acquisition of Westminster Policy Partners Limited (“WPI”) on April 1, 2026, expanding Group-wide capabilities in economic and policy research and providing cross-referral revenue opportunities.
•Post-period end, completed the acquisition of Tancredi Intelligent Communication Ltd (“Tancredi”) on July 1, 2026, adding financial, corporate and litigation communications expertise as the first member of TrailRunner Group, the Group’s corporate and financial communications platform, and expanding international operations in London and Milan.
•Post-period end, completed the acquisition of The Advocacy Partners on August 1, 2026, one of Florida's pre-eminent government relations firms, completing a coast-to-coast state government relations affairs footprint.
•Strengthened senior talent with significant new hires in Government Relations, Corporate Communications, and Public Affairs.

•Revenue diversification further enhanced with the top 10 Group clients representing 7.5% of revenue in H1 2026 (H1 2025: 9.4%). Revenue mix by segment also diversified further, with the Corporate Communications & Public Affairs segment, the Group's second largest reporting segment, growing to represent 35.7% of total revenue in H1 2026 (H1 2025: 32.0%).
•Grew the client base to approximately 1,500, including representations of approximately half of the Fortune 100 and many more via trade associations, reflecting continued high retention and new-business generation.
•The Group ended H1 2026 with 476 employees (H1 2025: 447).
2026 Segment Results
•Government Relations Consulting grew at 9.8% for H1 2026, as compared to H1 2025 as a consequence of continued organic growth of 6.3% in tandem with the acquisitions of Pine Cove Strategies, LLC ("Pine Cove") (completed July 11, 2025) and WPI (completed April 1, 2026). The margin of Segment Adjusted pre-bonus EBITDA marginally increased to 46.7%, reflecting the consistent pricing of retainer contracts both at U.S. Federal and State level.
•Corporate Communications & Public Affairs Consulting increased by 29.5% for H1 2026, as compared to H1 2025, driven by the impact of the acquisitions of TrailRunner International, LLC ("TrailRunner") (completed April 1, 2025) and WPI (completed April 1, 2026), offset by slow organic growth, which was down 0.9%. The margin of Segment Adjusted pre-bonus EBITDA decreased by 0.9pts to 24.8% in H1 2026, reflecting the inclusion of acquired revenues, representing operating margins that are lower than the Group's average.
•Compliance and Insights Services continued its strong growth at 12.8% for H1 2026, as compared to H1 2025 (reported and organic) as a result of high renewal rates, price increases, and new client wins, reflective of a unique and high value-added offering. The margin of Segment Adjusted pre-bonus EBITDA was 50.2%, reflecting the strong pricing of subscription-based contracts in this area, in combination with the increased use of technology in servicing our clients.
Conference Call Webcast Information
PPHC management will host a conference call to discuss the Company’s financial results today at 4:30 p.m. Eastern Time. The call will be led by Stewart Hall, Chief Executive Officer, Roel Smits, Chief Financial Officer, and Thomas Gensemer, Chief Strategy Officer.
Date: Monday, August 10, 2026
Time: 4:30 p.m. Eastern Time
Webcast: Participants may access the conference call via live webcast at https://edge.media-server.com/mmc/p/mxsggmoi

Dial-in: To participate via telephone, please register in advance and receive a unique PIN at https://register-conf.media-server.com/register/BI39227e4481c34165806143b77781608f

A replay of the webcast of the conference call will be available on the Investor Relations section of the Company’s website at investors.pphcompany.com.
This announcement contains inside information under the UK Market Abuse Regulation. The person responsible for arranging for the release of this announcement on behalf of the Company is Roel Smits, CFO.

About PPHC
Incorporated in 2014, PPHC is a global strategic communications platform that supports clients in enhancing and defending their reputations, advancing policy objectives, managing regulatory risk, and engaging with federal and state-level policymakers, stakeholders, media, and the public.
Engaged by approximately 1,500 clients, including companies, trade associations and non-governmental organizations, PPHC is active in all major sectors of the economy, including healthcare and pharmaceuticals, financial services, energy, technology, telecoms and transportation.
With operations across the United States and internationally, PPHC's services include government relations, public affairs and corporate communications, research and analytics, digital advocacy campaigning, and compliance support. The Company's shares are admitted to trading on the Nasdaq Global Market and on AIM, a market operated by the London Stock Exchange, under the ticker symbol "PPHC".
For more information, visit www.pphcompany.com.
Financial Review
Certain monetary amounts, percentages and other figures included elsewhere in this earnings release have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Adjusted Profit & Loss Statement

	(Amounts in millions, except per share data)
	Three months ended June 30,					Six Months ended June 30,
	2026	2025	$ Change		% Change	2026	2025	$ Change		% Change
Revenue	$52.1	$48.6	$3.6		7.3%	$102.3	$87.9	$14.4		16.3%
GAAP Net loss	(3.7)	(5.7)	2.0		34.8%	(15.2)	(16.3)	1.1		6.8%
Adjusted EBITDA	12.3	12.8	(0.6)		(4.4)%	23.4	21.4	2.0		9.3%
Adjusted EBITDA margin	23.5%	26.4%	(2.9)	pts		22.9%	24.4%	(1.5)	pts
M&A expense	(0.8)	(0.1)	(0.7)		(883.1)%	(1.1)	(0.3)	(0.8)		(281.4)%
Adjusted EBITDA incl M&A expense	11.5	12.7	(1.3)		(10.1)%	22.4	21.2	1.2		5.8%
Depreciation	(0.1)	(0.1)	(0.0)		(5.4)%	(0.1)	(0.1)	(0.0)		(5.3)%
Adjusted EBIT	11.4	12.7	(1.3)		(10.2)%	22.3	21.1	1.2		5.8%
Net interest	(0.5)	(0.8)	0.4		43.7%	(1.3)	(1.4)	0.2		12.4%
Adjusted EBT	10.9	11.9	(0.9)		(7.8)%	21.0	19.6	1.4		7.1%
Taxes	(0.4)	0.0	(0.4)		(1545.8)%	(3.1)	(4.1)	1.0		24.4%
Effective tax rate	3.2%	(0.2)%	3.4	pts		14.7%	20.8%	(6.1)	pts
Adjusted Net Income	$10.6	$11.9	$(1.3)		(11.0)%	$17.9	$15.6	$2.4		15.3%
Adjusted Net Income margin	20.3%	24.5%	(4.2)	pts		17.5%	17.7%	(0.2)	pts

GAAP basic and diluted loss per share	$(0.19)	$(0.44)	$0.24		55.6%	$(0.68)	$(1.06)	$0.39		36.3%
Adjusted EPS ($) (basic)	$0.36	$0.48	$(0.12)		(25.6)%	$0.63	$0.64	$(0.01)		(1.8)%
Adjusted EPS ($) (fully diluted)	$0.34	$0.45	$(0.12)		(25.4)%	$0.59	$0.60	$(0.01)		(1.5)%

Bridge from Adjusted to Reported Results

	(Amounts in millions, except percentages)
	Three months ended June 30,				Six months ended June 30,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change

Adjusted Net Income	$10.6	$11.9	$(1.3)	(11.0)%	$17.9	$15.6	$2.4	15.3%
Share-based accounting charge	(7.4)	(7.4)	0.0	0.4%	(14.6)	(14.8)	0.2	1.3%
M&A: Post-combination compensation	(4.2)	(5.3)	1.1	21.4%	(7.0)	(8.8)	1.7	19.8%
M&A: bargain purchase charge	0.8	—	0.8	—	0.9	—	0.9	—
M&A: change in contingent consideration	(0.9)	(1.7)	0.8	47.3%	(7.2)	(2.7)	(4.5)	(168.8)%
Long Term Incentive Program charges	(1.1)	(1.5)	0.5	30.0%	(2.0)	(2.7)	0.6	23.3%
Amortization intangibles	(1.6)	(1.7)	0.1	6.8%	(3.2)	(3.0)	(0.2)	(6.7)%
Other income, net	(0.1)	$—	(0.1)	—	(0.0)	0.0	(0.0)	(290.2)%
Net Income (Reported)	$(3.7)	$(5.7)	$2.0	34.8%	$(15.2)	$(16.3)	$1.1	6.8%
Management reviews the progress and performance of its business on the basis of the Adjusted Net Income shown above. The items excluded from the Adjusted Net Income above, while included in our GAAP results, have been shown in the Bridge above. These excluded items do not have a cash impact, nor do they reflect management’s view of the ongoing performance of the underlying business. Please refer to the section ‘basis of preparation’ for a discussion of each of the non-cash items excluded from Adjusted Net Income.
Revenue

	($ in millions, except percentages)
	Three months ended June 30,
	2026			2025
	Revenue from acquisitions	Organic revenue	Total revenue	Total revenue	Organic Revenue Growth(1)	Total Growth
Government Relations Consulting	$1.0	$29.3	$30.4	$27.3	7.4%	11.2%
Corporate Communications & Public Affairs Consulting	0.6	17.6	18.2	18.1	(3.2)%	0.1%
Compliance and Insights Services	—	3.6	3.6	3.1	14.8%	14.8%
Total	$1.7	$50.5	$52.1	$48.6	3.9%	7.3%

	($ in millions, except percentages)
	Six months ended June 30,
	2026			2025
	Revenue from acquisitions	Organic revenue	Total revenue	Total revenue	Organic Revenue Growth(1)	Total Growth
Government Relations Consulting	$1.9	$56.8	$58.7	$53.5	6.3%	9.8%
Corporate Communications & Public Affairs Consulting	8.6	27.9	36.5	28.2	(0.9)%	29.5%
Compliance and Insights Services	—	7.1	7.1	6.3	12.8%	12.8%
Total	$10.5	$91.8	$102.3	$87.9	4.4%	16.3%

	($ in millions, except percentages)
	Three months ended June 30,				Six months ended June 30,
	2026	2025	$ change	% change	2026	2025	$ change	% change
United States	$48.1	$46.3	$1.8	4.0%	$95.5	$84.0	$11.5	13.7%
International	4.0	2.3	1.7	74.8%	6.8	3.9	2.9	73.8%
Revenue by geographic market	$52.1	$48.6	$3.6	7.3%	$102.3	$87.9	$14.4	16.3%
During the three months ended June 30, 2026, 58.2% of the Group’s revenues stemmed from Government Relations as compared to the same period in 2025 of 56.2%, 34.8% came from Corporate Communications & Public Affairs as compared to the same period in 2025 of 37.3%, and 6.9% from Compliance and Insights Services as compared to the same period in 2025 of 6.5%.
During the six months ended June 30, 2026, 57.4% of the Group’s revenues stemmed from Government Relations as compared to the same period in 2025 of 60.8%, 35.7% came from Corporate Communications & Public Affairs as compared to the same period in 2025 of 32.0%, and 6.9% from Compliance and Insights Services as compared to the same period in 2025 of 7.1%.
The Group's revenue realized outside of the U.S. was $4.0 million and $6.8 million, or 7.7% and 6.6%, for the three and six months ended June 30, 2026, respectively, as compared to $2.3 million and $3.9 million, or 4.7% and 4.4%, for the three and six months ended June 30, 2025, respectively.
Profit
Long-term Profit

	(dollars in millions)
	FY	FY	FY	FY	H1	H1
	2022	2023	2024	2025	2025	2026
GAAP Net loss	$(15.0)	$(14.2)	$(24.0)	$(39.0)	$(16.3)	$(15.2)
Adjusted EBITDA	$31.5	$35.4	$38.6	$45.4	$21.4	$23.4
Adjusted EBITDA margin	29.0%	26.2%	25.8%	24.3%	24.4%	22.9%
Adjusted net income		$26.5	$27.7	$36.6	$15.6	$17.9
Adjusted net income margin		19.6%	18.5%	19.6%	17.7%	17.5%

GAAP Net losses decreased from $16.3 million in H1 2025 to $15.2 million in the six months ended June 30, 2026, the loss itself primarily resulting from a $14.6 million share-based accounting charge stemming from the 2021 London IPO and the treatment of acquisitions in our accounts, as visible in the change in fair value of contingent consideration and post combination compensation charges.
The $1.1 million reduction in net loss in H1 2026 was primarily attributable to a favorable decrease in income tax expense of $1.0 million resulting from a one‑time transaction that gave rise to the recognition of a deferred tax asset. Additionally, the Company recognized a $0.9 million bargain purchase gain in connection with the acquisitions in 2026, compared to no such gain recognized H1 2025. These favorable changes were partially offset by an increase of $0.8 million in mergers and acquisitions expense, reflecting heightened acquisition activity during the first half of 2026 relative to the comparable prior-year period.
Adjusted EBITDA for the six months ended June 30, 2026 was $23.4 million, up 9.3% or $2.0 million from the same period in 2025, achieved at a margin of 22.9%, close to the Group’s historical performance, while reflecting the change in businesses mix with highly profitable Government Relations activities reducing in relative weight, incorporation of new U.S. public company costs, and certain technology investments.

Revenue and Profit by Segment	($ in millions)
	Three months ended June 30,				Six Months ended June 30,
	2026	2025	% variance		2026	2025	% variance
Government Relations
Revenue	$30.4	$27.3	11.2%		$58.7	$53.5	9.8%
Segment Adjusted pre-bonus EBITDA	$14.5	$12.7	13.9%		$27.4	$24.2	13.1%
Segment Adjusted pre-bonus EBITDA margin	47.8%	46.7%	1.1	pts	46.7%	45.3%	1.3	pts

Corporate Communications and Public Affairs
Revenue	$18.2	$18.1	0.1%		$36.5	$28.2	29.5%
Segment Adjusted pre-bonus EBITDA	$4.3	$5.0	(14.8)%		$9.1	$7.2	25.1%
Segment Adjusted pre-bonus EBITDA margin	23.5%	27.6%	(4.1)	pts	24.8%	25.7%	(0.9)	pts

Compliance and Insights Services
Revenue	$3.6	$3.1	14.8%		$7.1	$6.3	12.8%
Segment Adjusted pre-bonus EBITDA	$1.8	$1.7	4.7%		$3.6	$3.4	4.5%
Segment Adjusted pre-bonus EBITDA margin	50.3%	55.1%	(4.9)	pts	50.2%	54.2%	(4.0)	pts

Total
Revenue	$52.1	$48.6	7.3%		$102.3	$87.9	16.3%
Segment Adjusted pre-bonus EBITDA	$20.6	$19.5	5.7%		$40.0	$34.9	14.7%
Segment Adjusted pre-bonus EBITDA margin	39.5%	40.1%	(0.6)	pts	39.1%	39.7%	(0.6)	pts

Non-allocated Corporate costs	$(4.3)	$(2.9)	47.7%		$(8.7)	$(6.6)	(31.9)%
Non-allocated Corporate costs % of revenue	(8.2)%	(6.0)%	(2.3)%		(8.5)%	(7.5)%	(1.0)	pts
Non-allocated Bonus	(4.0)	(3.7)	7.8%		(7.9)	(6.9)	(15.2)%
Non-allocated Bonus % of revenue	(7.7)%	(7.7)%	—	pts	(7.8)%	(7.8)%	0.1	pts
Adjusted EBITDA	$12.3	$12.8	(4.4)%		$23.4	$21.4	9.3%
Adjusted EBITDA margin	23.5%	26.4%	(2.9)	pts	22.9%	24.4%	(1.5)	pts
GAAP net loss	$(3.7)	$(5.7)	(34.8)%		$(15.2)	$(16.3)	(6.8)%
For a reconciliation between Adjusted EBITDA and GAAP net loss, see the Adjusted Profit & Loss Statement and the Bridge from Adjusted to Reported Results.
Segment Adjusted pre-bonus EBITDA increased from $19.5 million to $20.6 million in the three months ended June 30, 2026, driven by growth in Government Relations and Compliance and Insights services and from $34.9 million to $40.0 million in the six months ended June 30, 2026.
Non-allocated bonus increased from $3.7 million to $4.0 million in the three months ended June 30, 2026 and from $6.9 million to $7.9 million in the six months ended June 30, 2026, as a result of the growth in pre-bonus EBITDA.
Non-allocated corporate costs went up from $2.9 million to $4.3 million in the three months ended June 30, 2026 and from $6.6 million to $8.7 million in the six months ended June 30, 2026, as a result of an increase in M&A costs, the building of a robust central platform for supporting our clients, the incremental U.S. public company costs stemming from the second listing, and the growing of our group of member companies. Also, external advisory costs increased as a consequence of these same factors.

Other
The Group’s net finance costs for the three and six months ended June 30, 2026 were $0.5 million and $1.3 million, respectively, as compared to 2025 of $0.8 million and $1.4 million, reflecting the decrease in debt on the Group’s balance sheet as well as a modest decrease in interest rates.
The income tax expense accrual for the three months ended June 30, 2026 was $0.4 million on a net loss before income taxes of $3.4 million as compared to a less than $0.1 million income tax benefit on a net loss before income taxes of $5.8 million in the three months ended June 30, 2025. Compared to Adjusted Profit before Tax, the charge represents an effective tax rate of 3.2% for the three months ended June 30, 2026, compared to a (0.2)% effective rate in the three months ended June 30, 2025. The change was driven by structural and temporary differences between tax accounting and GAAP accounting, as well as temporary differences due to phasing of the tax charge across the year.
The income tax expense accrual for the six months ended June 30, 2026 was $3.1 million on a net loss before income taxes of $12.1 million as compared to $4.1 million on a net loss before income taxes of $12.3 million in the six months ended June 30, 2025. Compared to Adjusted Profit before Tax, the charge represents an effective tax rate of 14.7% for the six months ended June 30, 2026, which represents an improvement over the 20.8% effective rate in the six months ended June 30, 2025. The reduction was driven by structural and temporary differences between tax accounting and GAAP accounting, as well as temporary differences due to phasing of the tax charge across the year.
After interest and taxes, the Group’s Adjusted Net Income for the three months ended June 30, 2026 amounted to $10.6 million, down 11.0% from $11.9 million in the three months ended June 30, 2025. For the six months ended June 30, 2026, the Group’s Adjusted Net Income amounted to $17.9 million, up 15.3% from $15.6 million in six months ended June 30, 2025.
The Group ended Q2 2025 with 447 employees and on June 30, 2026, this had increased to 476, primarily as a result of the acquisitions of Pine Cove and WPI. The Group’s average employee count during the three months ended June 30, 2026 was 476 (2025: 445).
Cash Flow
PPHC's GAAP Cash Flow statement has certain acquisition-related payments included in the Cash provided by (used in) Operating Activities and in the Cash provided by Financing Activities, as a consequence of certain acquisition payments being made subject to continued employment.
Consequently, in addition to our GAAP statement of cash flows, we use a non‑GAAP liquidity measure, Adjusted Free Cash Flow, to evaluate our cash generation. Adjusted Free Cash Flow should be viewed as supplemental to, and not a substitute for, GAAP net cash provided by (used in) operating activities and total changes in cash and cash equivalents.
In general, the generation of Adjusted Free Cash Flow tends to be weighted towards the second half of the year, as a consequence of the payment of annual bonuses in the first half year.
The Group recorded Adjusted Free Cash Flow of $4.1 million for the six months ended June 30, 2026 as compared to $11.7 million in 2025. The decrease of $7.5 million in Adjusted Free Cash Flow is attributable to the Company's investment in working capital. In H1 2026, contract and unbilled receivables increased by $10.3 million in conjunction with accounts payable and accrued expenses decreasing by $6.3 million, totaling a $16.6 million investment; while in H1 2025, the investment in working capital was less pronounced at $12.1 million ($7.9 million increase in contract and unbilled receivables and $4.2 million decrease in accounts payable and accrued expenses). The result was an increased investment in working capital of $4.5 million in H1 2026 compared to H1 2025. The remainder of the change in Adjusted Free Cash Flow is primarily driven by the provision for deferred income taxes increasing $4.6 million in H1 2026 compared to $1.4 million in H1 2025, an increase of $3.2 million.

Conversion Cash flow from Operations to Adjusted Free Cash Flow and Summary of Cash Uses and Sources

	(Amount in millions, except percentages)
	Six Months ended June 30,
	2026	2025	$ Change	% Change
Net cash used in operating activities - as reported	$(9.1)	$(0.3)	$(8.8)	(3,155.4)%
Prepaid post-combination expense	9.6	10.3	(0.7)	(7.2)%
Change in other liability	2.8	1.7	1.1	62.9%
Change in contingent consideration	1.4	0.0	1.4	51,139.4%
Capex	(0.6)	(0.1)	(0.5)	(580.3)%
Adjusted Free Cash Flow	4.1	11.7	(7.5)	(64.5)%

Cash paid for acquisitions, net of cash acquired	(0.6)	(18.5)	17.9	96.7%
Acquisition Payments included in Cash flow from Operations	(13.8)	(12.0)	(1.8)	(14.9)%
Acquisition Payments included in Cash flow from Financing	(0.3)	—	(0.3)	—
Cash Flow related to acquisitions	(14.7)	(30.6)	15.8	51.8%

Proceeds from notes payable	—	24.0	(24.0)	(100.0)%
Payment of debt issuance costs	—	(0.1)	0.1	100.0%
Proceeds received for notes receivable - related parties	0.4	—	0.4	—
Principal payment of note payable	(4.9)	(4.0)	(0.9)	(21.5)%
Cash Flow related to debt financing	(4.5)	19.9	(24.4)	(122.7)%

Dividends paid	(7.0)	(5.8)	(1.3)	(22.1)%
Payment of deferred equity offering costs	(4.2)	—	(4.2)	—
Proceeds from U.S. initial public offering, net of underwriting fees of $3.0 million	42.9	—	42.9	—
Cash Flow related to equity financing	31.7	(5.8)	37.4	649.4%

Effect of foreign exchange rate changes on cash and cash equivalents	(0.1)	0.0	(0.1)	(319.4)%

Net Cash Movement	$16.5	$(4.7)	$21.2	447.5%
Cash outflows related to acquisitions decreased from $30.6 million in H1 2025 to $14.7 million in H1 2026, with the 2026 outflow resulting from a completion payment related to the acquisition of WPI (completed April 1, 2026) along with the smaller acquisitions of Brendan Shaw Associates (completed January 1, 2026), Cowen Consulting, LLC and Putnam Strategies, LLC (collectively completed May 1, 2026), as well as earnout payments related to the acquisitions of MultiState (completed March 1, 2023) and Trailrunner (completed April 1, 2025), while the cash used in 2025 primarily related to a completion payment relating to the acquisition of TrailRunner and earnout payments related to the acquisition of KP (Completed October 1, 2022). In 2026, the cash inflow relating to equity financing of $31.7 million primarily resulted from the U.S. IPO in January 2026.
Adjusted Free Cash Flow is a non‑GAAP liquidity measure. It adjusts GAAP net cash provided by (used in) operating activities for acquisition‑related and capital expenditure cash flows as described above. These are cash outflows that occur in connection with our acquisition strategy and ongoing investment needs, and Adjusted Free Cash Flow should not be construed as representing additional cash available for use.
Net debt position
PPHC's debt position on June 30, 2026 of $42.2 million offset by cash of $36.9 million, resulted in a Net Debt position of $5.2 million as compared to a Net Debt position of $42.2 million on June 30, 2025. The decrease in Net Debt related to cash received from our 2026 U.S. IPO, as well as the continued repayment of debt balances.

	(Amounts in millions, except percentages)
	June 30,	December 31,	June 30,
	2026	2025	2025
Cash and cash equivalents as of end of period	$36.9	$20.4	$9.8

Notes payable, long-term, net	(32.3)	(37.9)	(43.9)
Notes payable, current portion, net	(9.9)	(9.1)	(8.1)
Total Debt	$(42.2)	$(47.0)	$(52.0)

Net debt at period-end	$(5.2)	$(26.6)	$(42.2)
Earnout obligations
As part of the typical structure applied for the acquisitions completed post-UK IPO, the Group committed to certain contingent earnout payments. These earnout payments are based on a profit-driven formula and if the acquired company realizes profit growth after the date of completion. Payments are typically made in a mix of cash and shares. In turn, each of these components of earnout payments may be subject to further vesting requirements and employment conditions, which keeps the recipients financially committed to the Group.
In relation to these earnout payments, the Group has liabilities recorded of $27.6 million on its balance sheet, spread across the ‘Contingent Consideration’ and ‘Other Liabilities’ line items. This number reflects not only the estimated foreseen nominal payments, but also discount factors and fair value estimates. The liabilities accrued under 'Contingent Consideration' relate to regular M&A payments, while the liabilities accrued under "Other Liabilities" relate to those M&A payments that have 'continued employment' requirements and are therefore subject to 'clawback' provisions.
In nominal terms, over the period 2026-2031, based on expected performance of each of the acquired companies, management anticipates having to make earnout payments of $64.9 million, of which $35.3 million will be payable in cash and the remainder in shares.
The maximum earnout liability over that same period, which would only be reached if each acquisition meets very aggressive profit growth targets, would be $123.3 million, of which $70.7 million will be payable in cash and the remainder in shares. Generally, in order for an acquisition to reach maximum earnout payments, it would need to grow its profit by 25-30% annually during the entire earnout period.
Revisions to these expectations, relative to those reported in prior periods, are attributable to the execution of actual earnout payments as well as to modifications in the financial forecasts of the acquired companies.

Estimated Earnout Liabilities – in Nominal Terms

	($ in millions)
	Remainder of 2026	2027	2028	2029	2030	2031	Total
Expected earnout payments in Cash	$0.9	$4.9	$23.0	$3.1	$2.7	$0.6	$35.3
Expected earnout payments in PPHC stock	—	2.0	23.0	1.5	2.7	0.4	29.6
Expected earnout payments - total	$0.9	$6.9	$46.0	$4.6	$5.5	$1.0	$64.9

Maximum earnout payments in Cash	$0.9	$15.8	$23.1	$17.2	$10.0	$3.6	$70.7
Maximum earnout payments in PPHC stock	—	7.3	23.1	9.8	10.0	2.4	52.6
Maximum earnout payments - total	$0.9	$23.1	$46.3	$27.0	$20.0	$6.0	$123.3

Information per Share

	Share count in thousands
	Three months ended June 30,
	2026	2025	Share count / $ Change	% Change
# weighted avg shares - GAAP - basic and fully diluted	24,951	17,183	7,768	45.2%
# weighted avg shares - Legally outstanding - basic	29,434	24,588	4,846	19.7%
# weighted avg shares - Legally outstanding - fully diluted	31,237	26,173	5,064	19.3%
EPS - GAAP reported (basic and fully diluted)	$(0.19)	$(0.44)	$0.24	55.6%
Adjusted EPS - basic	$0.36	$0.48	$(0.12)	(25.6)%
Adjusted EPS - fully diluted	$0.34	$0.45	$(0.12)	(25.4)%

	Share count in thousands
	Six months ended June 30,
	2026	2025	Share count / $ Change	% Change
# of shares period end - GAAP - basic and fully diluted	25,270	17,338	7,932	45.7%
# of shares period end - Legally outstanding - basic	29,895	24,906	4,989	20.0%
# of shares period end - Legally outstanding - fully diluted	32,018	26,862	5,157	19.2%

# weighted avg shares - GAAP - basic and fully diluted	24,131	17,044	7,087	41.6%
# weighted avg shares - Legally outstanding - basic	28,527	24,285	4,242	17.5%
# weighted avg shares - Legally outstanding - fully diluted	30,271	25,839	4,432	17.2%
EPS - GAAP reported (basic and fully diluted)	$(0.68)	$(1.06)	$0.39	36.3%
Adjusted EPS - basic	$0.63	$0.64	$(0.01)	(1.8)%
Adjusted EPS - fully diluted	$0.59	$0.60	$(0.01)	(1.5)%
For the purpose of giving investors a useful view on Earnings Per Share ("EPS"), the Group computed EPS not only on a GAAP Reported Profit basis, but also on an Adjusted Net Income basis. For the latter calculation the Group includes in the denominator the legally outstanding number of shares. This definition not only includes the common shares outstanding, but also (i) unvested portion of the pre-UK IPO Retained Shares, (ii) unvested shares that have been issued in relation to post-IPO acquisitions, and (iii) unvested Restricted Stock Awards. While those shares are still subject to vesting rules, and therefore not part of the Common Outstanding share count per GAAP definition, they entitle the recipients to dividends and voting rights.
Note that the growth in the weighted average number of shares for the six months ended June 30, 2026 (17.5% basic, 17.2% fully diluted) was primarily driven by the Group's 2026 U.S. public offering, and to a lesser extent by the annual long-term incentive program ("LTIP") issuance and M&A related issuances.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Forward-Looking Statements
This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties. Forward-looking statements are often identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements regarding the Company’s future financial performance, business strategy, market opportunities, anticipated financial position, liquidity and capital needs, and other statements that are not historical facts. These statements are based on various assumptions, whether or not identified in this earnings release, and on the current expectations and assumptions of the Company’s management, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict, including as detailed in our filings with the Securities and Exchange Commission (the "SEC"). Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. It is not possible for our management to predict all risks, many of which are outside the control of the Company, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those discussed in the forward-looking statements. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements and we cannot guarantee any future performance, conditions or results. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Copies of our filings with the SEC can be found on our investor relations website (investors.pphcompany.com) or on the SEC website (www.sec.gov).
Industry Information
Market data and estimates used throughout this earnings release are based on information from independent third parties and other publicly available information in addition to management’s internal estimates. Such data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. No representations or warranties are made by the Company or any of its affiliates as to the accuracy of any such information. Projections, assumptions and estimates of the future performance of the industry in which the Company operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause results to differ materially from those expressed in management’s estimates and beliefs and in the estimates prepared by independent parties.
Basis of preparation
The financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States ("U.S. GAAP" or "GAAP").
When the Company purchases services or goods on behalf of its clients (for example in the case of media purchases), the Group does not recognize the purchased goods as net revenue, but only the net fees earned on the purchases. Therefore, purchases on behalf of clients do not materially impact the top-line or the margins.
Management believes that Adjusted EBITDA and Adjusted Net Income are more useful performance indicators than the reported Net Income. The following elements distinguish our Adjusted Net Income from our Reported Net Income:
(1)Share-based accounting charge: As mentioned in all prior filings and annual reports, shares issued to employee shareholders at the time of the 2021 London IPO are subject to a vesting schedule. In addition, their employment agreements contain certain provisions which enable cash derived from the sale of shares at the time of the 2021 London IPO to be clawed back and forfeited on certain events of termination of employment. These items create a non-cash share-based accounting charge in accordance with guidance under U.S. GAAP, Accounting Standards Codification, 718- 10-S99-2, "Compensation-Stock Compensation". Based on the value of the Company at the time of admission ($197 million) and the pre-admission employee shares sold in 2021, for the three and six months ended June 30, 2026, the non-cash charges are $7.4 million and $14.6 million (2025: $7.4 million and $14.8 million), respectively. This non-cash share-based charge has no impact on tax, nor share count or Company operations.
(2)Post-combination compensation charge: In the acquisitions that have been completed since the London IPO in 2021, the Group makes payments in cash and shares. In order to protect the interests of the Group, the shares issued as part of these transactions were made subject to vesting schedules. To a similar degree, also the cash paid as part of these transactions can be clawed back and forfeited on certain events of termination of employment.

The addition of these provisions to purchase price paid creates a post-combination compensation charge in accordance with accounting guidance under U.S. GAAP, Accounting Standards Codification, ASC 805-10-55-25, "Business Combinations - Contingent Payments". For the three and six months ended June 30, 2026 the non-cash charges were $4.2 million and $7.0 million (2025: $5.3 million and $8.8 million), respectively. Again, this is a non-cash charge and has no impact on either tax or Company operations.
(3)LTIP charges. In 2022 the Group issued the first stock-based compensation units under the Public Policy Holding Company, Inc. 2021 Omnibus Incentive Plan. This plan was introduced at the time of the 2021 London IPO and allows the Group to issue up to a certain number of stock-related units (e.g. options, restricted stock). The charges relating to these issuances were $1.1 million and $2.0 million in the three and six months ended June 30, 2026 (2025: $1.5 million and $2.7 million), respectively, and those were computed using the Black Scholes method.
(4)Amortization of intangibles: The non-cash amortization charge of $1.6 million and $3.2 million for the three and six months ended June 30, 2026 (2025: $1.7 million and $3.0 million), respectively, relates to the amortization of customer relationships, developed technology, and non-compete agreements per ASC 805.

(5)Bargain purchase: As laid out in point 2, because a significant part of the purchase price of our acquisitions is tied to continued employment, this part has been accounted for as post-combination compensation in the Group’s Consolidated Statements of Operations. As a consequence, for certain acquisitions, the remaining book purchase price is lower than the tax purchase price. The reason for the bargain purchase gain is tied directly to the tax purchase price significantly exceeding the book purchase price and is not a reflection of a true bargain purchase of the actual intangible and tangible assets of these acquisitions. The income recorded relating to the bargain purchase was $0.8 million and $0.9 million in the three and six months ended June 30, 2026 (2025: zero and zero), respectively.
(6)Change in Contingent Consideration: The contingent consideration liability recorded as part of the acquisitions is adjusted at each reporting period for the change in the estimated fair value of that liability. The fair value changes over time based on management assumptions, the passage of time, payments made, and other external inputs, such as discount rates and volatility. The change in the estimated fair value of the contingent consideration is recorded as a non-operating expense of $0.9 million and $7.2 million in the three and six months ended June 30, 2026 (2025: $1.7 million and $2.7 million), respectively.
(7)M&A expenses: since Q2 2025 reporting, the Group has been excluding M&A expenses from the Adjusted EBITDA. Reflecting our selective M&A strategy, M&A-related costs are highly variable across periods and may not occur in any given period. Expenses typically consist of M&A advisory fees, debt origination costs, and transaction related taxes. The M&A expenses in the three and six months ended June 30, 2026 amounted to $0.8 million and $1.1 million, respectively, representing an increase relative to the corresponding expenses of $0.1 million and $0.3 million recorded in 2025.
For the calculation of EPS based on GAAP Profit, as a denominator, the Group uses the weighted average number of common stock outstanding during the period. For the calculation of EPS based on Adjusted Profit, as a denominator, the Group uses the weighted average number of Legally Issued shares during the period. This comprises all the common stock outstanding, as well as those shares that were yet unvested but entitled the owner to dividends and voting rights.
Definitions and Uses of Non-GAAP Financial Measures
We use a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability. These financial and operating metrics include Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Including M&A expense, Adjusted net income, Adjusted EPS basic, Adjusted EPS fully diluted, Organic Revenue Growth, and Adjusted Free Cash Flow which are financial measures not recognized under U.S. GAAP.
These non-GAAP financial measures are used by management to measure our operating performance, but may not be directly comparable to similar measures, such as EBITDA or Adjusted EBITDA, relied on or reported by other companies, including other companies in our industry. We believe excluding items that neither relate to the ordinary course of business nor reflect our underlying business operating performance, such as equity-based compensation, the amortization of acquired intangible assets, acquisition-related post-combination compensation and contingent consideration, gains on bargain purchase price, interest and tax enables meaningful period-to-period comparisons of our operating performance. We also use these non-GAAP financial measures when publicly providing our business outlook, for internal management purposes, and as a basis for evaluating potential acquisitions and dispositions.
For full description of our Non-GAAP Financial Measures please refer to page 47 of our 2025 Form 10-K.
Certain monetary amounts, percentages and other figures included elsewhere in this earnings release have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$36,923	$20,436
Contract receivables, net	30,905	21,851
Notes receivable - related parties, current portion	350	750
Income taxes receivable	—	2,068
Prepaid post-combination compensation, current portion	6,705	3,585
Prepaid expenses and other current assets	5,006	9,598
Amounts due from related parties	—	266
Total current assets	79,889	58,554
Property and equipment at cost, less accumulated depreciation	1,143	598
Notes receivable - related parties, long term	900	900
Operating lease right of use asset	27,594	18,829
Goodwill	57,153	56,990
Other intangible assets, net of accumulated amortization	35,002	37,113
Deferred income tax asset	29,759	24,600
Prepaid post-combination compensation, long term	8,869	4,692
Other long-term assets	447	276
TOTAL ASSETS	$240,756	$202,552
LIABILITIES AND EQUITY:
Current liabilities:
Accounts payable and accrued expenses	20,828	30,819
Income taxes payable	2,880	—
Amounts owed to related parties	14	—
Deferred revenue	6,245	3,310
Operating lease liability, current portion	5,271	5,070
Contingent consideration, current portion	2,098	3,134
Other liability, current portion	2,595	1,441
Notes payable, current portion, net	9,867	9,082
Total current liabilities	49,798	52,856
Notes payable, long term, net	32,286	37,906
Contingent consideration, long term	14,601	9,864
Other liability, long term	8,296	10,553
Operating lease liability, long term	24,832	16,469
Total liabilities	$129,813	$127,648
Shareholders' equity:
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 29,895,289 and 25,174,492 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	28	24
Additional paid-in capital	295,734	237,075
Accumulated deficit	(185,653)	(163,381)
Accumulated other comprehensive income (loss)	834	1,186
Total shareholders’ equity	110,943	74,904
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$240,756	$202,552

Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenue	$52,143	$48,588	$102,266	$87,899
Operating expenses:
Salaries and other personnel costs	38,784	38,783	77,986	72,665
Office and other direct costs	2,008	1,812	3,767	3,286
Cost of services	40,792	40,596	81,753	75,951
Salaries, general and administrative	12,077	9,537	21,363	17,026
Mergers and acquisitions expense	802	82	1,054	276
Depreciation and amortization expense	1,466	1,577	2,971	2,768
Change in fair value of contingent consideration	892	1,693	7,195	2,676
Total operating expenses	56,029	53,484	114,336	98,697
Loss from operations	(3,886)	(4,896)	(12,070)	(10,798)
Gain on bargain purchase	846	—	898	—
Interest income	255	29	267	62
Interest expense	(725)	(865)	(1,527)	(1,500)
Other income (expense), net	128	(22)	294	(22)
Net loss before income taxes	(3,382)	(5,754)	(12,138)	(12,258)
Income tax benefit (expense)	(352)	24	(3,092)	(4,088)
Net loss	$(3,734)	$(5,730)	$(15,230)	$(16,346)

Net loss per share attributable to common shareholders, basic and diluted	$(0.19)	$(0.44)	$(0.68)	$(1.06)
Weighted average basic and diluted shares outstanding	24,951,184	17,183,129	24,130,718	17,044,164

Net loss	$(3,734)	$(5,730)	$(15,230)	$(16,346)
Foreign currency translation gain (loss)	(29)	1,520	(353)	2,242
Total comprehensive loss	$(3,763)	$(4,210)	$(15,583)	$(14,104)

Condensed Consolidated Statements of Shareholders' Equity
(Unaudited)
(Amounts in thousands, except share and per share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Amount
Balance as of December 31, 2025	25,174,492	$24	$237,075	$(163,381)	$1,186	$74,904
Long term incentive program charges	—	—	1,530	—	—	1,530
Issuance of unvested legally outstanding shares	16,579	—	—	—	—	—
2026 U.S. IPO Issuance, net of underwriting discounts and offering expenses	3,742,500	4	35,945	—	—	35,949
Post-combination compensation charge-shares	—	—	1,042	—	—	1,042
Forfeiture, Retained Pre-UK IPO shares	(4,794)	—	—	—	—	—
Share-Based Accounting Charge	—	—	7,282	—	—	7,282
Foreign currency translation gain (loss)	—	—	—	—	(323)	(323)
Net loss	—	—	—	(11,497)	—	(11,497)
Balance as of March 31, 2026	28,928,777	$28	$282,874	$(174,878)	$863	$108,887
Long term incentive program charges	—	—	2,018	—	—	2,018
Offering cost reclassification	—	—	(148)	—	—	(148)
Related to acquisitions
Issuance of common stock for settlement of other liability	—	—	1,211	—	—	1,211
Issuance of common stock for settlement of contingent consideration	—	—	1,727	—	—	1,727
Issuance of unvested legally outstanding shares	713,380	—	—	—	—	—
Vesting of restricted stock units	254,017	—	—	—	—	—
Forfeiture of unvested restricted stock awards	(885)	—	—	—	—	—
Post-combination compensation charge-shares	—	—	690	—	—	690
Dividends	—	—	—	(7,041)	—	(7,041)
Share-Based Accounting Charge	—	—	7,362	—	—	7,362
Foreign currency translation gain (loss)	—	—	—	—	(29)	(29)
Net loss	—	—	—	(3,734)	—	(3,734)
Balance as of June 30, 2026	29,895,289	$28	$295,734	$(185,653)	$834	$110,943

Condensed Consolidated Statements of Shareholders' Equity
(Unaudited)
(Amounts in thousands, except share and per share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Amount
Balance as of December 31, 2024	24,017,599	$23	$197,489	$(115,721)	$(536)	$81,255
Long term incentive program charges	—	—	1,179	—	—	1,179
Vesting of stock issued from acquisitions	—	—	1	(1)	—	—
Repayment of note receivable by related party	(63,356)	—	(532)	—	—	(532)
Post-combination compensation charge-shares	—	—	605	—	—	605
Share-Based Accounting Charge	—	—	7,444	—	—	7,444
Foreign currency translation gain (loss)	—	—	—	—	721	721
Net loss	—	—	—	(10,614)	—	(10,614)
Balance as of March 31, 2025	23,954,243	$23	$206,186	$(126,336)	$185	$80,058
Long term incentive program charges	—	—	1,148	—	—	1,148
Issuance of unvested legally outstanding shares	719,547	—	—	—	—	—
Forfeiture of unvested restricted stock	(2,630)	—	—	—	—	—
Dividends	—	—	—	(5,765)	—	(5,765)
Vesting of restricted stock awards	—	—	1	(1)	—	—
Vesting of restricted stock units	100,333	—	1	(1)	—	—
Issuance of common stock for acquisition	134,915	—	1,190	—	—	1,190
Post-combination compensation charge-shares	—	—	893	—	—	893
Issuance of common stock for settlement of other liability	—	—	342	—	—	342
Share-based accounting charge	—	—	7,394	—	—	7,394
Foreign currency translation gain	—	—	—	—	1,520	1,520
Net loss	—	—	—	(5,730)	—	(5,730)
Balance as of June 30, 2025	24,906,408	$23	$217,155	$(137,833)	$1,705	$81,050

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in thousands, except share and per share data)

	Six months ended June 30,
	2026	2025
Cash Flows from Operating Activities:
Net loss	$(15,230)	$(16,346)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	98	93
Amortization expense - intangibles	3,154	2,956
Amortization of right of use assets	2,490	2,247
Amortization of prepaid post-combination compensation	2,395	4,218
Accretion of other liability	2,913	3,055
Amortization of debt discount	72	95
Provision for deferred income taxes	(4,613)	(1,388)
Share-based accounting charge	14,644	14,838
Stock-based compensation	2,033	2,651
Post-combination compensation charge-shares	1,732	1,498
Change in fair value of contingent consideration	7,195	2,676
Gain on bargain purchase	(898)	—
Expected credit losses	1,371	1,021
Decrease in:
Contract and unbilled receivables	(10,267)	(7,899)
Prepaid post-combination expense	(9,566)	(10,306)
Prepaid expenses and other assets	(1,767)	(1,578)
Increase (decrease) in:
Accounts payable and accrued expenses	(6,315)	(4,169)
Income taxes payable and receivable	4,687	5,594
Deferred revenue	2,939	3,362
Contingent consideration	(1,447)	(3)
Operating lease liability	(2,146)	(2,511)
Other liabilities	(2,804)	(1,722)
Transactions with members and related parties	280	1,340
Net Cash Used in Operating Activities	(9,050)	(278)
Cash Flows from Investing Activities:
Purchases of property and equipment	(632)	(93)
Proceeds received for notes receivable - related parties	400	—
Cash paid for acquisitions, net of cash acquired	(611)	(18,522)
Net Cash Used in Investing Activities	(843)	(18,615)
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriting fees of $3.0 million	42,866	—
Proceeds from notes payable	—	24,000
Payment of debt issuance costs	—	(82)
Payment of deferred equity offering costs	(4,151)	—
Principal payment of note payable	(4,909)	(4,040)
Payment of contingent considerations	(306)	—
Dividends paid	(7,041)	(5,765)
Net Cash Provided by Financing Activities	26,459	14,113
Effect of foreign exchange rate changes on cash and cash equivalents	(79)	36
Net Change in Cash and Cash Equivalents	16,487	(4,744)
Cash and Cash Equivalents as of Beginning of Period	20,436	14,536
Cash and Cash Equivalents at the End of Period	$36,923	$9,792

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)

	Six months ended June 30,
	2026	2025
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,454	$1,392
Cash paid for income taxes	3,018	2,412
Common stock received for repayment of note receivable with Alpine Group	—	532
Right of use assets obtained with lease liabilities	11,270	2,067
Contingent consideration issued for acquisitions	—	2,483
Common stock issued for acquisitions	—	1,190
Stock issued for settlement of other liability	1,211	342
Stock issued for settlement of contingent consideration	1,727	—
Contact Information
Public Policy Holding Company, Inc.
800 North Capitol St. NW
Washington, DC 20002
+1 (202) 688 0020
For Investors
Matthew Mazzanti, Chief Administrative Officer and Investor Relations
IR@pphcompany.com
For Media & Other
inquiries@pphcompany.com